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                                  EX-99.B.8.29

                          FUND PARTICIPATION AGREEMENT
                                     BETWEEN
                          LORD ABBETT SERIES FUND, INC.
                                       AND
                       AETNA INSURANCE COMPANY OF AMERICA


       Aetna Insurance Company of America ("Aetna"), Lord Abbett Series Fund, Inc. (the "Fund") and Lord Abbett Distributor LLC (the "Distributor") hereby agree to an arrangement whereby the Fund shall be made available to serve as underlying investment media for Variable Annuity or Variable Life Contracts ("Contracts") to be issued by Aetna.

1.     ESTABLISHMENT OF ACCOUNTS; AVAILABILITY OF FUND.

       (a) Aetna represents that it has established Variable Annuity Account I and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Florida Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by Aetna to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

       (b) The Fund and the Distributor represent and warrant that the investments of the series of the Fund (each designated a "Portfolio"), including those in existence at the date of this Agreement and those created subsequent to such date, will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and the Regulations thereunder, and that at all times while this agreement is in effect, all beneficial interests will be owned by one or more insurance companies or by any other party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code or by the successor thereto, or by any other party permitted under a Revenue Ruling or private letter ruling granted by the Internal Revenue Service.

2.     PRICING INFORMATION; ORDERS; SETTLEMENT.

       (a) The Fund and/or the Distributor will make Fund shares available to be purchased by Aetna, and will accept redemption orders from Aetna, on behalf of each Account at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day"). Fund shares shall be purchased and

4/3/2002


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              redeemed in such quantity and at such time determined by Aetna to be necessary to meet the requirements of those Contracts for which the Fund serve as underlying investment media, provided, however, that the Board of Directors of the Fund (hereinafter the "Board") may upon reasonable notice to Aetna, refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors, acting in good faith and in the best interests of the shareholders of any Portfolio and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

       (b) The Fund will provide to Aetna closing net asset values, dividend and capital gain information for each Portfolio in which any of the Accounts has an investment at the close of trading each day that the New York Stock Exchange the "Exchange" is open (each such day a "Business Day"). The Fund will use its best efforts to provide such information by 6:30 p.m. Eastern Standard time on such Business Day, but shall in no event provide such information later than 7:00 p.m. Eastern Standard time absent extraordinary circumstances. In the event of an anticipated delay past 7:00 p.m, the Fund shall notify Aetna by 7:00 p.m. of the anticipated delay. Aetna will send via facsimile (orally confirmed) or electronic transmission to the Fund or its specified agent orders to purchase and/or redeem Fund shares by 9:00 a.m. Eastern Standard Time the following business day. Payment for net purchases will be wired by Aetna to an account designated by the Fund or the Distributor to coincide with the order for shares of the Fund.

       (c) The Fund hereby appoints Aetna as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners or participants. Orders from Contract owners or participants received from any distributor of the Contracts (including affiliates of Aetna) by Aetna, acting as agent for the Fund, prior to the close of the Exchange on any given business day will be executed by the Fund at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Fund receives written (or facsimile orally confirmed)) notice of such order by 9 a.m. Eastern Standard Time on the next following Business Day. Any orders received by Aetna acting as agent on such day but after the close of the Exchange will be executed by the Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that the Fund receives written (or facsimile orally confirmed)) notice of such order by 9 a.m. Eastern Standard Time within two days following the day of receipt of such order.

       (d) Payments for net redemptions of shares of the Fund will be wired by the Fund to an account designated by Aetna, and payments for net purchase of the Fund will be wired by Aetna to an account designated by the Fund, on the same Business Day as Aetna places an order to purchase or redeem Fund shares. Payments shall be in federal funds transmitted by wire.

       (e) In lieu of applicable provisions set forth in paragraphs 2(a) through 2(d) above, the parties may agree to provide pricing information, execute orders and wire payments



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              for purchases and redemptions through National Securities Clearing
              Corporation's Fund/SERV system in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

       (f) Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party.

       (g) Aetna agrees to purchase and redeem the shares of the Portfolios offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information. Aetna shall not permit any person other than a Contract owner or Participant to give instructions to Aetna which would require Aetna to redeem or exchange shares of the Fund. This provision shall not be construed to prohibit Aetna from substituting shares of another fund, as permitted by law.

3.     EXPENSES.

       (a) Except as otherwise provided in this Agreement, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Fund, including the cost of registration of Fund shares with the Securities and Exchange Commission (the "SEC") and in states where required. The Fund and Distributor shall pay no fee or other compensation to Aetna under this Agreement, and Aetna shall pay no fee or other compensation to the Fund or Distributor, except as provided herein and in Schedule C attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

       (b) The Fund or the Distributor shall provide to Aetna Post Script files of periodic Fund reports to shareholders and other materials that are required by law to be sent to Contract owners. In addition, the Fund or the Distributor shall provide Aetna with a sufficient quantity of its prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement. In addition, the Fund, at its own expense, shall provide Aetna with a sufficient quantity of its proxy material that is required to be sent to Contract owners. The cost associated with proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage) will be paid by the Fund, subject to the maximum amount allowed under applicable law.

       (c) The Fund or the Distributor shall pay for the cost of typesetting and printing periodic fund reports to shareholders, prospectuses, prospectus supplements, statements of additional information and other materials that are required by law to be sent to Contract owners or participants, as well as the cost of distributing such materials. Aetna shall pay for the cost of prospectuses and statements of additional information and the distribution thereof for prospective Contract owners or participants. Each


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              party shall be provided with such supporting data as may
              reasonably be requested for determining expenses under this
              Section 3.

       (d) In lieu of the Fund's or Distributor's providing printed copies of prospectuses, statements of additional information and any supplements to any of these materials, and periodic fund reports to shareholders, Aetna shall have the right to request that the Fund transmit a copy of such materials in an electronic format (Post Script files), which Aetna may use to have such materials printed together with similar materials of other Account funding media that Aetna or any distributor will distribute to existing or prospective Contract owners or participants.

4.     REPRESENTATIONS.

       Aetna agrees that it and its agents shall not, without the written consent of the Fund or the Distributor, make representations concerning the Fund, or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Fund or the Distributor.

5.     TERMINATION.

       This agreement shall terminate as to the sale and issuance of new
Contracts:

       (a) at the option of either Aetna, the Distributor or the Fund, upon sixty days advance written notice to the other parties;

       (b) at the option of Aetna, upon one week advance written notice to the Distributor and the Fund, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by Aetna. Reasonable advance notice of election to terminate shall be furnished by Company;

       (c) at the option of either Aetna, the Distributor or the Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, Aetna, the Fund or the Distributor by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

       (d) upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. Aetna will give 60 days written notice to the Fund and the Distributor of any decision to replace the Fund's' shares;

       (e) upon assignment of this Agreement, unless made with the written consent of all other parties hereto;

       (f) if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for



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              Contracts issued or to be issued by Aetna. Prompt notice shall be given by the appropriate party should such situation occur.

6.     CONTINUATION OF AGREEMENT.

       Termination as the result of any cause listed in Section 5 shall not affect the Fund's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body, or is determined by the Fund's Board to be necessary to remedy or eliminate an irreconcilable conflict pursuant to Section 10 hereof.

7.     ADVERTISING MATERIALS; FILED DOCUMENTS.

       (a) Advertising and sales literature with respect to the Fund prepared by Aetna or its agents for use in marketing its Contracts will be submitted to the Fund or its designee for review before such material is submitted to any regulatory body for review. The Fund or its designee shall advise the submitting part in writing within ten (10) Business Days of its approval or disapproval of such materials. If and to the extent required by securities laws, Aetna will file and clear such advertising and literature with the NASD, SEC or any other required regulatory body. If such filing and clearance is required, Aetna will provide satisfactory evidence of such filing and clearance to the Fund upon request, and will provide to the Fund copies of any SEC or NASD comment letters relating to such materials when and if they are received.

       (b) The Fund will provide additional copies of its financials as soon as available to Aetna and at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities. At the Distributor's request, Aetna will provide to the Distributor at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Account promptly after the filing of such document with the SEC or other regulatory authority.

       (c) The Fund or the Distributor will provide via Excel spreadsheet diskette format or in electronic transmission to Aetna information necessary to update Fund profiles, including the Fund's top ten holdings, within fifteen (15) calendar days following the end of each quarter. Such information will not include the Portfolis' full portfolio information, but the Fund or the Distributor will provide full portfolio information to Aetna within 30 days following the end of each quarter.

8.     PROXY VOTING.

       (a) Aetna shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Contract owners and participants to the extent the SEC continues to interpret the 1940 Act as requiring such privileges. Aetna shall provide


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              pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract owners.

       (b) Aetna will distribute to Contract owners and participants, as appropriate, all proxy material furnished by the Fund and will vote Fund shares in accordance with instructions received from such Contract owners and participants. If and to the extent required by law, Aetna, with respect to each group Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. Aetna and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners and participants.

9.     INDEMNIFICATION.

       (a) Aetna agrees to indemnify and hold harmless the Fund and the Distributor, and its directors, officers, employees, agents and each person, if any, who controls the Fund or its Distributor within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of Aetna or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund and used in a context that does not cause such statements or representations to be untrue or allegedly untrue or omit or allegedly omit informaiton otherwise contained in such prospectuses or sales literature required to be stated or necessary to make the statements or representations not misleading) of Aetna or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment. Aetna will reimburse any legal or other expenses reasonably incurred by the Fund or any such director, officer, employee, agent, investment adviser, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that Aetna will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to Aetna by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Fund or Distributor in the performance of its duties or the Fund's or Distributor's reckless disregard of obligations or duties under this Agreement or to Aetna, whichever is applicable. This indemnity agreement will be in addition to any liability which Aetna may otherwise have.

       (b) The Fund and the Distributor agree to indemnify and hold harmless Aetna and its directors, officers, employees, agents and each person, if any, who controls Aetna


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              within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Aetna or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading. The Fund will reimburse any legal or other expenses reasonably incurred by Aetna or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Fund by Aetna specifically for use therein.

       (c) Aetna will hold the Fund the Distributor harmless for errors, error correction costs, and liabilities resulting from the acts or omsissions of Aetna or its agents. In addition, in the event of any error or delay with respect to information regarding the purchase, redemption, transfer or registration of shares of the Funds, the parties agree that each is obligated to make Accounts and/or the Funds, respectively, whole for any error or delay that it causes, subject in each case to the related Fund's policies on materiality or pricing errors, if applicable. In addition, the parties specifically agree that each may require compensation for the reasonable costs of any reprocessing necessary to adjust its respective accounting and/or record-keeping systmes as a result of an error or delay caused by the other party, subject to the limitations described in the following paragraph. Each party agrees to provide the other with prompt notice of any errors or delays of the type referred to in this Section 9 and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

       (d) The following limits shall apply to the collective liabilities of the parties for systems and out of pocket costs incurred if such costs or expenses are a result of the failure of a party to provide another party with correct or timely information: (i) $1,000 per day for each day that incorrect information provided is not corrected, if such period does not include a month-end or a fiscal quarter-end, (ii)$ 1,500 per day for each day that such information provided is not corrected, if such period does include a month-end or a fiscal quarter-end, and (iii) up to $5,000 per occurrence in the aggregate under (i) or (ii) above. However, Aetna's postage costs resulting from mailing corrected communications to Contract owners or participants resulting from the error shall not be subject to the $5,000 per occurrence limit, but shall be subject to the daily limits. Any incorrect information that has a common nexus any single error shall be deemed to be one occurrence for these purposes provided all corrections are provided at the same time.

       (e) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is


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              to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

10.      POTENTIAL CONFLICTS.

       (a) The parties acknowledge that Fund filed an application with the SEC to request an order granting relief from various provisions of the 1940 Act and the rules thereunder to the extent necessary to permit Fund shares to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated participating insurance companies accounts ("Participating Companies") and qualified pension and retirement plans outside the separate account context (including, without limitation, those trusts, plans, accounts contracts or annuities described in Sections 401(a), 403(a), 403(b), 408(a), 408(b),
              414(d), 457(b), 408(k), 501(c)(18) of the Internal Revenue Code) and any other trust, plan, account, contract or annuity trust that is determined to be within the scope of Treasury
              Regulation Sections 1.817.5(f)(3)(iii)("Plans"). It is anticipated that such exemptive order (the "Mixed and Shared Funding Exemptive Order"), when and if issued, shall require Fund and each Participating Company and Plan to comply with conditions and undertakings substantially as provided in this Section 10. If the Mixed and Shared Funding Exemptive Order imposes conditions materially different from those provided for in this Section 10, the conditions and undertakings imposed by the Mixed and Shared Funding Exemptive Order shall govern this Agreement and the parties hereto agree to amend this Agreement consistent with the Mixed and Shared Funding Exemptive Order.

       (b) The Fund's Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Companies and Plans investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or
              (vi) a decision by an insurer to disregard the voting instructions of


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              contract owners. The Board shall promptly inform Aetna if it determines that an irreconcilable material conflict exists and the implications thereof.

       (c) Aetna will report any potential or existing conflicts of which it is aware to the Board. Aetna will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by Aetna to inform the Board whenever contract owner voting instructions are disregarded.

       (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies and Plans. If the Board determines that Aetna is a relevant Participating Company or Plan with respect to said conflict, Aetna shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

              (i) withdrawing the assets allocable to the Account from the Fund and reinvesting such assets in a different investment medium;

              (ii) submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and

              (iii) establishing a new registered management investment company or managed separate account.

       (d) If a material irreconcilable conflict arises as a result of a decision by Aetna to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Fund, Aetna may be required, at the Board's election, to withdraw an Account's investment in the Fund and no charge or penalty will be imposed as a result of such withdrawal.

       (e) For the purpose of this Section 10, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund, Distributor or any investment adviser of the Fund be required to establish a new funding medium for any Contract. Aetna shall not be required by this Section 10 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners or participants materially adversely affected by the irreconcilable material conflict.


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       (f)    No less than annually, Aetna shall submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out its obligations. Such reports, materials, and data shall be submitted more frequently if deemed appropriate by the Board.

11.    MISCELLANEOUS.

       (a) AMENDMENT AND WAIVER. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

       (b) NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile (orally confirmed) or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

       To Aetna:

                                    Aetna Insurance Company of America
                                    151 Farmington Avenue
                                    Hartford, Connecticut  06156
                                    Attention:  Julie E. Rockmore, Counsel

       To the Fund:

                                    Lord Abbett Series Fund, Inc.
                                    90 Hudson Street
                                    Jersey City, New Jersey  07302
                                    Attn:  General Counsel

       To the Distributor:

                                    Lord, Abbett & Co.
                                    90 Hudson Street
                                    Jersey City, New Jersey  07302
                                    Attn:  General Counsel

       Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt (subject to oral confirmation of receipt in the case of facsimiles).

       (c) SUCCESSORS AND ASSIGNS. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.


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       (d)    COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

       (e) SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

       (f) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

       (g) GOVERNING LAW. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York.

       (h) It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

       (i) The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

12.    LIMITATION ON LIABILITY OF DIRECTORS, ETC.

       This agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund. The obligations of this agreement shall be binding upon the assets and property of the Fund and each respective Portfolio thereof only and shall not be binding on any Director, officer or shareholder of the Fund individually. In addition, notwithstanding any other provision of this Agreement, no Portfolio shall be liable for any loss, expense, fee, charge or liability of any kind relating to or arising from the actions or omissions of any other Portfolio or from the application of this Agreement to any other Portfolio.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 20th day of July, 2001.

       AETNA INSURANCE COMPANY OF AMERICA


       By: /s/ Laurie M. Tillinghast
          ------------------------------
       Name:Laurie M. Tillinghast
       Title:Pursuant to a Delegation of Authority
       Dated 8/12/98

       LORD ABBETT SERIES FUND, INC.


       By: /s/ Lawrence H. Kaplan
          ------------------------------
       Name:  Lawrence H. Kaplan
       Title: Vice President

       LORD ABBETT DISTRIBUTOR LLC
       BY:  LORD, ABBETT & CO., MANAGING MEMBER


       By:  /s/ Lawrence H. Kaplan
          ------------------------------
       Name:  Lawrence H. Kaplan
       Title: Partner

                                   SCHEDULE A

              (For any future separate accounts - See Section 1(a))

                                    EXHIBIT I
                                       TO
                             PARTICIPATION AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation's Mutual Fund Profile System and Mutual Fund
Settlement, Entry and Registration Verification System

1. As provided in Section 2(e) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a) Distributor or the Fund will furnish to Aetna or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Portfolio, (2) a schedule of anticipated dividend and distribution payment dates for each Portfolio, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to Aetna or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and Aetna.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Portfolio's net asset value is calculated as specified in the Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, Aetna or its affiliate will calculate the net purchase or redemption order for each Portfolio. Orders for net purchases or net redemptions derived from Instructions received by Aetna or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to Aetna's or its affiliate's compliance with the foregoing, Aetna or its affiliate will be considered the agent of the Distributor and the Fund, and the Business Day on which Instructions are received by Aetna or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Portfolios are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by Aetna or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c) Aetna or its affiliate will wire payment for net purchase orders by the Portfolio's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by Aetna or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Portfolio, in immediately available funds, to an NSCC settling bank account designated by Aetna or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in the Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Distributor does not send a confirmation of Aetna's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day Aetna or its affiliate, or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or Aetna or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g) These procedures are subject to any additional terms in the Fund's prospectus and the requirements of applicable law. The Funds reserves the right, at its discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Portfolio.

2. Aetna or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.


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